SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K
                         CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported) JANUARY 21, 1997



                  COASTAL PHYSICIAN GROUP, INC.
     (Exact name of registrant as specified in its charter)


DELAWARE                 001-13460                56-1379244
(State or other          (Commission              (IRS Employer
jurisdiction of           File Number)        Identification No.)
incorporation)



   2828 CROASDAILE DRIVE, DURHAM, NC                     27705
(Address of principal executive offices)               (Zip Code)


Registrant's telephone number including area code  (919)383-0355


                               N/A
(Former name or former address, if changed since last report)


Item 5.  Other Events.

     Pursuant to a reimbursement agreement dated December 31, 1996 between Coastal Physician Group, Inc. (the "Company") and Steven M. Scott, M.D., a director, the Company's founder and beneficial owner of approximately thirty-three percent (33%) of the Company's outstanding Common Stock, the Company has issued 226,690 shares of Common Stock (the "Common Shares") and 32,482 shares of Series B Convertible Preferred Stock (the "Preferred B Shares") to Dr. Scott in satisfaction of the Company's obligation to reimburse $1,654,550 of proxy contest expenses incurred by Dr. Scott. The proxy expenses were incurred in Dr. Scott's successful solicitation of proxies to (i) elect two nominees to the Company's Board of Directors (the "Board") at the Company's Annual Meeting of Shareholders on September 27, 1996 and (ii) approve a resolution requesting the Board to form a committee of independent non-management directors to consider and recommend to the Board the best available means for maximizing shareholder value. On January 30, 1997, the Board authorized the issuance of 258 additional Preferred B Shares to satisfy $7,728 of additional proxy expenses incurred by Dr. Scott. For purposes of satisfying the dollar amount of the proxy expenses, each Common Share was valued at $3.00 per share, the closing price of the Common Stock on the New York Stock Exchange on December 30, 1996, and each Preferred B Share was valued at $30.00 per share. At the option of the Company or the holder, each Preferred B Share is convertible into ten (10) shares of Common Stock (subject to adjustment in certain events), provided that the Preferred B Shares are not convertible without prior approval of their convertibility by the Company's shareholders at an annual or special meeting of shareholders. Because of the Company's need to conserve cash, the Board and Dr. Scott agreed that, in lieu of cash, the Company's reimbursement obligation would be satisfied by the issuance of the Common Shares and the Preferred B Shares.

     The Company, Dr. Scott, Bertram E. Walls, M.D., a director, and Joseph G. Piemont, the former president and chief executive officer of the Company, entered into a Release and Settlement Agreement on January 21, 1997 (the "Settlement Agreement") with respect to the litigation styled Steven M. Scott, M.D. and Bertram E. Walls, M.D. on their own behalf and on behalf of Coastal Physician Group, Inc. v. Jacque Jenning Sokolov, Joseph
G. Piemont, Stephen D. Corman and Coastal Physician Group, Inc., No. 96 CvS 2748 (the "Lawsuit"). The Settlement Agreement was approved by the court on January 21, 1997. Pursuant to the Settlement Agreement, the Company agreed to pay Mr. Piemont $150,000 upon execution of the Agreement plus a total $250,000 to be paid in monthly installments of $20,000 each for a period of 12 months beginning February 15, 1997 and a final payment of $10,000 on February 15, 1998. In addition, the Company granted to Mr. Piemont stock appreciation rights for 50,000 shares of Common Stock equal to the difference between $3.00 per share (the closing price for shares of Common Stock on December 30, 1996) and the average trading price for the 10 trading days prior to the exercise of such rights, subject to a maximum of $4.00 per share. On January 24, 1997, Mr. Piemont exercised the stock appreciation rights for the full 50,000 shares and the Company has paid Mr. Piemont $75,000 in full satisfaction of its obligations for stock appreciation rights. The Settlement Agreement provided for dismissal of Mr. Piemont from the Lawsuit and mutual releases of Mr. Piemont and the Company for any claims with respect to the Lawsuit or the employment agreement of Mr. Piemont.

      The Company, Dr. Scott and Dr. Walls entered into an Agreement as of January 21, 1997 (the "Dismissal Agreement") with respect to the Lawsuit, which was approved by the court on January 21, 1997. Pursuant to the Dismissal Agreement, Dr. Scott and Dr. Walls, as plaintiffs, agreed to file a dismissal without prejudice of all remaining claims asserted by them in the litigation, and the Company agreed to file a dismissal without prejudice of all claims asserted by the Company against Dr. Scott in the litigation. The Company also agreed not to seek a return or refund of any moneys advanced to Dr. Sokolov that were actually incurred for legal expenses in connection with the litigation. All claims against Mr. Corman were settled in November, 1996.

      Under the Dismissal Agreement, the Company agreed to reimburse Dr. Scott and Dr. Walls for legal fees and expenses incurred by them in the litigation. Because of the Company's need to conserve cash, the Company, Dr. Scott and Dr. Walls, with the approval of the court, agreed that reimbursement would be made by issuing shares of Series A Convertible Preferred Stock (the "Preferred A Shares") to Dr. Scott and Dr. Walls in satisfaction of the Company's obligation. For the purpose of satisfying the dollar amount of the litigation expenses, the court, after considering several factors, including the illiquidity of the Preferred A Shares and the trading price of the Company's Common Stock for fifteen days prior to January 10, 1997, determined that valuing the Preferred A Shares at $36.00 per share was reasonable and appropriate. At the option of the Company or the holder, each Preferred A Share is convertible into ten (10) shares of Common Stock (subject to adjustment in certain events), provided that the Preferred A Shares are not convertible without prior approval of their convertibility by the Company's shareholders at an annual or special meeting of shareholders. The Company anticipates that the aggregate amount of fees and expenses incurred by Dr. Scott and Dr. Walls that the Company will be obligated to reimburse under the Dismissal Agreement will be approximately $1,600,000, which would result in the issuance of approximately 44,500 Preferred A Shares.

      The Common Shares and Preferred B Shares were issued to Dr. Scott and the Preferred A Shares will be issued to Dr. Scott and Dr. Walls in transactions exempt from registration under the Securities Act of 1933, as amended (the "Act"), and will constitute "restricted securities" as defined in Rule 144 promulgated under the Act. No registration rights have been granted by the Company to Dr. Scott or Dr. Walls with respect to the Common Shares, the Preferred B Shares, the Preferred A Shares or the Common Stock underlying the Preferred B Shares and the Preferred A Shares.

     Holders of the Preferred A Shares and the Preferred B Shares vote together with holders of the Company's Common Stock on all matters submitted to a vote by the Company's shareholders, including the election of directors, except that the Preferred A Shares do not vote on the approval of the convertibility of the Preferred A Shares and the Preferred B Shares do not vote on the approval of the convertibility of the Preferred B Shares. The Preferred A Shares and the Preferred B Shares have dividend rights that are pari pasu with the Company's Common Stock. The Preferred A Shares have a liquidation preference of $36.00 per share and the Preferred B Shares have a liquidation preference of $30.00 per share.

     The Common Shares issued to Dr. Scott represent less than 1% of the Company's outstanding Common Stock. The shares of Common Stock expected to be issued to Dr. Scott after shareholder approval of the convertibility of the Preferred B Shares and Preferred A Shares, represent approximately 3% of the Company's outstanding Common Stock.


                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                COASTAL PHYSICIAN GROUP, INC.
                                (Registrant)



Date: February 5, 1997          By:________________________
                                    Timothy W. Trost
                                     Executive Vice President
                                     and Chief Financial Officer





Date: February 5, 1997          By:_________________________
                                    W. Randall Dickerson
                                     Vice President, Corporate
                                     Controller and Chief
                                     Accounting Officer